SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 7, 2003

Community National Bancorporation

(Exact name of Registrant as specified in its charter)

Georgia	0-25437	58-1856963

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

561 East Washington Avenue – Box 2619 Ashburn, Georgia	31714-2619

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(229) 567-9686

None
(Former name or former address, if changed since last report)

SIGNATURES

Item 5. Other Events and Required FD Disclosure.

     On March 31, 2002, Community National Bancorporation (the "Company") obtained a ten-year $6 million line of credit facility from an unrelated financial institution. The Company’s obligations under the facility were secured by the common stock of all three of the Company’s subsidiary banks and included annual principal payments beginning on April 1, 2003, each in an amount equal to 10% of the outstanding principal balance. As of December 31, 2002, the Company was determined by the lender to be in default of several of the facility’s covenants applicable to the Company as a whole and two of its subsidiary banks.

     On April 9, 2003, the Company made the 2003 annual principal payment of $504,200. As of May 31, 2003, the outstanding principal under the facility was $4,537,800. No borrowing capacity remained under the facility. In connection with the principal payment, the lender agreed to waive all existing defaults under the facility through June 30, 2003.

     On July 7, 2003, the Company repaid this line of credit facility in full with a portion of the proceeds of a new $5.1 million loan made by the son of one of the Company’s directors. The terms of the new loan are substantially identical to those of the line of credit facility at the time of its repayment in full (including terms relating to the continuing existence of financial covenant defaults), except that:

•	the new lender waives all existing and future defaults through and until July 7, 2004, so long as the financial condition of the Company or of any of its subsidiary banks does not deteriorate further;

•	interest accrues at a rate equal to prime plus 3.25% and is paid monthly;

•	the new lender consents in advance to the sale by the Company of all of the capital stock of Cumberland National Bank and the release of the new lender’s security interest in the stock, so long as the Company prepays the principal amount of the loan with $2.2 million of the sale proceeds; and

•	the Company must pay all other principal amounts of the loan, together with a default waiver fee of $100,000, on July 7, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY NATIONAL BANCORPORATION

Date: July 8, 2003	By:	/s/ Theron G. Reed

Theron G. Reed President and Chief Executive Officer